Exhibit 1.1

Dear shareholders,

Following my email below, we attach a legend on information applicable to US based shareholders.

Kind regards

Kristoffer

Kristoffer Øxenholt, Junior Associate

Bech-Bruun

T dir. +45 72 27 36 92

M +45 25 26 36 92

Dear shareholder,

As mentioned below, we attach a subscription form setting out your pre-emptions rights with respect to the share capital increase to be resolved at the 9 January 2023 extraordinary general meeting.

Kind regards

Sebastian Christmas Poulsen

Kristoffer Øxenholt

Kristoffer Øxenholt, Junior Associate

Bech-Bruun

T dir. +45 72 27 36 92

M +45 25 26 36 92

Fra: Kristoffer Øxenholt

Sendt: 23. december 2022 12:54

Til: Sebastian Christmas Poulsen <SCP@bechbruun.com>

Emne: Notice of extraordinary general meeting January 9 2023 - Joe & The Juice Holding [IWOV-Legal.FID4201532]

Dear shareholder,

On behalf of the board of directors of Joe & The Juice Holding A/S, please find attached notice of an extraordinary general meeting to be held on 9 January 2023 at 10.00 (CET) at Bech-Bruun’s offices in Copenhagen.

As set out in the agenda, the purpose of the extraordinary general meeting is to resolve a share capital increase of up to nominally DKK 10,070,559.56. A subscription form setting out your pre-emption rights will be circulated shortly.

By way of a shareholders agreement, a substantial number of shareholders have granted Valedo Partners with a power of attorney to represent them at annual general meetings. The shareholders in question will also be represented by Valedo at the annual general meeting to be held on 9 January 2023.

Please let us know if you have any questions.

Kind regards

Sebastian Christmas Poulsen

Kristoffer Øxenholt

Kristoffer Øxenholt
Junior Associate

M	+45 25 26 36 92	Langelinie Alle 35	Law firm P/S	Download contact details
T	+45 72 27 36 92	2100 København	CVR No. 38538071	København Aarhus Shanghai

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